ProPetro Reports Results for the Second Quarter 2020

MIDLAND, TX, August 4, 2020 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced unaudited financial and operational results for the second quarter of 2020.
Second Quarter 2020 and Recent Highlights

•	Total revenue for the quarter was $106.1 million compared to $395.1 million for the first quarter of 2020.

•	Net loss for the quarter was $25.9 million, or $0.26 per diluted share, versus a net loss of $7.8 million, or $0.08 per diluted share, for the first quarter of 2020.

•	Adjusted EBITDA(1) for the quarter was $25.4 million compared to $74.9 million for the first quarter of 2020.

•	Effective utilization for the second quarter was 4.0 fleets compared to 18.6 fleets for the first quarter of 2020.

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Became current in filing status with the Securities and Exchange Commission (“SEC”) and regained compliance with the continued listing standards of the New York Stock Exchange (“NYSE”) through filing of Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 on July 2, 2020.

(1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
Phillip Gobe, Chief Executive Officer, commented, “The global oil and gas industry faced unprecedented demand and supply disruptions during the second quarter as a result of the COVID-19 pandemic. We responded quickly to the dramatic decrease in well completions activity and future uncertainty in mid-March, which allowed us to mitigate the impact to our operational and financial results. In a volatile second quarter, our employees displayed their unwavering commitment to our loyal customers and stakeholders. The close collaboration between the ProPetro team and our customers has enabled solutions that help us remain competitive despite the challenging market conditions that we currently expect to gradually improve as we move through the remainder of 2020. I want to thank our customers, supply chain partners and teammates for outstanding toughness, perseverance and generosity. Of course, none of this would be possible without the safety of the community we operate in during the ongoing fight against COVID-19.”
Second Quarter 2020 Financial Summary
Revenue for the second quarter of 2020 was $106.1 million compared to revenue of $395.1 million for the first quarter of 2020. The decrease was primarily attributable to a steep decline in oilfield activity as well as decreased pricing for services. In the second quarter of 2020, $32.6 million of revenue was generated from idle fees charged to a customer.
Cost of services, excluding depreciation and amortization of approximately $40.2 million, for the second quarter of 2020 decreased to $68.2 million comparable to $300.8 million during the first quarter of 2020. The decrease was the result of the steep reduction in frac activity as described above.
General and administrative expense was $20.3 million for the second quarter of 2020 compared to $24.9 million during the first quarter of 2020. General and administrative expense, exclusive of $4.8 million of non-recurring expense, and $3.0 million of non-cash stock-based compensation expense and a $3.8 million reduction in provisions for credit losses, was $16.4 million, for the second quarter of 2020. This is comparable to the $15.0 million in the first quarter of 2020. The increase of $1.4 million in General and Administrative expense (exclusive of non-cash and non-recurring items) was primarily attributable to professional advisory fees incurred in connection with becoming current in our filing obligations with the SEC.

Net loss for the second quarter of 2020 totaled $25.9 million, or $0.26 per diluted share, versus net loss of $7.8 million, or $0.08 per diluted share, for the first quarter of 2020.
Adjusted EBITDA decreased to $25.4 million for the second quarter of 2020 from $74.9 million for the first quarter of 2020.
Liquidity and Capital Spending
As of June 30, 2020, total cash was $37.3 million and total debt was $0.0 million compared to a net cash balance of $33.7 million (including $143.7 million in cash and $110.0 million in total debt) as of March 31, 2020. Total liquidity at the end of the second quarter of 2020 was $50.4 million including cash and $13.1 million of available capacity under the Company’s revolving credit facility.
As of July 31, 2020, total cash was $22.6 million and total debt was $0.0 million. Total liquidity as of July 31, 2020 was $43.1 million including cash and $20.5 million of available capacity under ProPetro’s revolving credit facility. The Company’s borrowing capacity under its revolving credit facility (which is determined monthly based on 85% of eligible accounts receivables, less customary reserves) will continue to be adversely impacted by the decline in the Company’s activity given current market conditions. ProPetro will continue to proactively manage its capital and liquidity needs.
Capital expenditures incurred during the second quarter of 2020 were $11.9 million, substantially all of which was maintenance spending. Based on current activity forecasts, full year 2020 capital expenditures are expected to be below $100 million and mostly comprised of maintenance spending, including $15 million in previously deferred spending related to expectations of rising activity levels. Capital expenditures for the six months ended June 30, 2020 total $54.7 million.
Outlook
Mr. Gobe concluded, “While we believe that our effective utilization for the third quarter will be higher than the second quarter, the overall outlook for the remainder of 2020 remains uncertain as North American oilfield activity has yet to stabilize at a level conducive to earning a competitive return. The ProPetro team remains confident in our positioning based on our strong customer relationships, debt-free balance sheet and deep bench of committed talent. As in the past, we remain focused on controlling costs and driving service quality and execution to create value for us and our customers at the wellhead. We believe the support of our customers and supply chain partners will drive our continued success as we remained squarely focused on the long-term development of the Permian Basin – one of the most prolific energy-producing regions in North America and where the Company is intensely focused.”
Current Filings
With the filing of its March 31, 2020 Quarterly Report on July 2, 2020, the Company became current with its filing obligations with the SEC and regained compliance with the NYSE’s continued listing standards.
Conference Call Information

The Company will host a conference call at 8:00 AM Central Time on Wednesday, August 5, 2020 to discuss preliminary financial and operating results for the second quarter of 2020. This call will also be webcast on ProPetro’s website at www.propetroservices.com.  To access the conference call, U.S. callers may dial toll free 844-340-9046 and international callers may dial 412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers, as well as 412-317-0088 for international callers. The access code for the replay is 10145460.
About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of newly improved technology (such as our DuraStim® fleets), our expected capital expenditures and our expected cost reductions. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of and recent declines in oil prices, the operational disruption and market volatility resulting from the COVID-19 pandemic and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to shareholder litigation and the SEC investigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Chief Strategy and Administrative Officer
sam.sledge@propetroservices.com

Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.